Exhibit 5.1

[FORM OF JONES DAY OPINION]

The J. M. Smucker Company

One Strawberry Lane

Orrville, Ohio 44667

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for The J. M. Smucker Company, an Ohio corporation (the “Company”), in connection with the issuance and sale of [            ] common shares, without par value, of the Company (the “Shares”) pursuant to the Agreement and Plan of Merger, dated as of March 7, 2004, by and among International Multifoods Corporation, Mix Acquisition Corporation and the Company.

In rendering this opinion, we have examined such documents and records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.    The Shares are duly authorized and, when issued and delivered in connection with the merger, will be validly issued, fully paid, and nonassessable; and

2.    When issued in accordance with the terms of the Amended and Restated Rights Agreement, dated as of August 28, 2000, as amended, by and between the Company and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as Rights Agent (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Ohio. We express no opinion with respect to the laws of any other jurisdiction.

The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set

The J. M. Smucker Company

forth in paragraph 2 above, we have assumed that the Directors of the Company have acted and will act in the good faith exercise of their business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

In rendering the opinion set forth in paragraph 2 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement No.              on Form S-4 (the “Registration Statement”) filed by the Company to effect registration of the Shares and the Rights under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

[Form of Opinion]